Exhibit 15
August 17, 2006
Wyndham Worldwide Corporation
Seven Sylvan Way
Parsippany, New Jersey
We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of the Wyndham Worldwide Businesses of Cendant Corporation (the “Company”), consisting of certain businesses of Cendant Corporation (“Cendant”) for the periods ended June 30, 2006 and 2005, as indicated in our report dated August 17, 2006 (which report included an explanatory paragraph related to the fact that the Company is comprised of the assets and liabilities used in managing and operating the lodging, vacation exchange and rental and vacation ownership businesses of Cendant as discussed in Note 1 to the interim combined condensed financial statements; that included in Note 13 of the interim combined condensed financial statements is a summary of transactions with related parties; and that also as discussed in Note 1 to the interim combined condensed financial statements the Company adopted the provisions for accounting for real estate time-sharing transactions as of January 1, 2006); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in Wyndham Worldwide Corporation’s Registration Statement No. 333-136090 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
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